Investor Contact:          Enrique Mayor-Mora
                                         877-784-7167
NEWS RELEASE
Media Contact:              Hill & Knowlton
                                         786-553-1542

DENNY’S CORPORATION REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2009
Denny’s Provides Full Year 2010 Guidance

SPARTANBURG, S.C., February 17th, 2010 – Denny’s Corporation (NASDAQ: DENN) today reported results for its fourth quarter and year ended December 30th, 2009.

Full Year Summary

•	Opened forty new restaurants and delivered positive system unit growth of ten restaurants

•	Sold eighty-one company restaurants under Denny’s Franchise Growth Initiative (FGI); franchised restaurants are now 85% of Denny’s system

•	Net income of $41.6 million, including $19.4 million of gains on sale of assets

•	Adjusted income before taxes* grew $6.8 million, or 29%, to $30.0 million

•	Generated $40.7 million in cash proceeds from asset sales and reduced outstanding debt by $49.0 million

•	Same-store sales decreased 3.7% at company units and 5.2% at franchised units

•	Company restaurant operating margin improved 2.4 percentage points to 14.5% of sales, of which 1.1 percentage points, or $5.2 million, was from favorable workers’ compensation claims development

Fourth Quarter Summary

•	Opened ten new restaurants all of which were franchise units

•	Sold twenty-two company restaurants under Denny’s Franchise Growth Initiative (FGI)

•	Net income increased $21.4 million, which included $11.8 million more in gains on sales of assets

•	Adjusted income before taxes* grew $2.0 million, or 29%, to $9.1 million

•	Generated $19.9 million in cash proceeds from asset sales and reduced outstanding debt by $26.9 million

•	Same-store sales decreased 6.1% at company units and 7.2% at franchised units

•	Company restaurant operating margin improved 4.5 percentage points to 16.3% of sales, of which 2.8 percentage points, or $3.0 million, was from favorable workers’ compensation claims development

Nelson Marchioli, President and Chief Executive Officer, stated, “In 2009, Denny’s continued to make significant progress towards its strategic goals of building new units and growing the system’s net unit count, refranchising company units, paying down debt, and growing profitability. The strength of Denny’s emerging business model is evidenced in our ability to deliver on these accomplishments despite the difficult economic environment that put significant pressure on the industry’s, and Denny’s, same-store sales.”

“While the outlook for the industry remains challenging we are committed to improving our same-store sales trends for both franchise and company restaurants. Our goal is to drive sales through the combination of increased media presence, a heavier focus on value pricing and limited time offers and operational initiatives that enhance the guest experience. To kick off 2010, we built on the tremendous success of last year’s ‘Free Grand Slam’ Super Bowl promotion. This year we drove approximately 2 million guests into Denny’s across the country for the day, including 7% more than last year during the promotional hours. To drive repeat business, we also included the reintroduction of America to Denny’s Birthday Club in this year’s Super Bowl. We will attempt to build on this great promotion by effectively implementing and executing on our sales initiatives with the goal of improving guest trends over time.”

Fourth Quarter Results

For the fourth quarter of 2009, Denny’s reported total operating revenue, including company restaurant sales and franchise revenue, of $140.5 million compared with $184.7 million in the prior year  quarter.  Company restaurant sales decreased $43.5 million primarily due to 73 fewer equivalent company restaurants compared with the prior year quarter. The decrease in restaurants resulted from the sale of company restaurants to franchisees under FGI.  During the fourth quarter, Denny’s sold twenty-two restaurants to franchisee operators and closed one company restaurant.

Company restaurant operating margin (as a percentage of company restaurant sales) was 16.3%, an increase of 4.5 percentage points compared with the same period last year. Excluding the workers’ compensation benefit of $3.0 million noted below, company operating margin would have been 13.3%. The improved margin rate was also driven by the factors discussed below.

Product costs decreased 0.7 percentage points to 23.7% of sales primarily due to the impact of a slightly higher average guest check, strong food waste management and flat commodity costs. This decrease was partially offset by a higher mix of value priced menu items.

Payroll and benefit costs decreased 2.5 percentage points to 38.6% of sales. Excluding $3.0 million of favorable workers’ compensation claims development, payroll and benefits costs would have been 41.7%.  Management and team labor efficiency gains realized through FGI, management staffing improvements, and crew labor productivity gains were largely offset by the deleveraging effect of lower sales.

Occupancy costs decreased 0.4 percentage points to 6.3% of sales primarily due to negative development of general liability claims in the prior year quarter. This was partially offset by the deleveraging effect of lower sales and the impact of the 53rd week in 2008.

Other operating costs decreased 1.0 percentage points. Utility costs decreased 0.7 percentage points to 4.3% due to lower natural gas and electric rates. Repairs and maintenance expense decreased 0.2 percentage points. Marketing expenses increased 1.3 percentage points to 5.4% of sales primarily due to a corporate investment of 0.9 percentage points in media and 0.2 percentage points from the establishment of local market advertising cooperatives with Denny’s franchisees. Legal settlement expense decreased 0.5 percentage points driven by minimal new case development. Other costs decreased 0.9 percentage points primarily due to a favorable credit card claim settlement.

For the fourth quarter of 2009, Denny’s reported franchise and license revenue of $29.2 million compared with $29.9 million in the prior year quarter. Excluding the prior year quarter’s impact of the 53rd week, revenues increased by $1.1 million. The growth in franchise revenue was driven by a $1.1 million increase in occupancy revenue. The increase from an additional 85 equivalent franchise restaurants compared with the prior year period was offset by the negative same-store sales. During the fourth quarter, Denny’s franchisees opened ten new restaurants, closed three and purchased twenty-two company restaurants.

Franchise operating margin decreased $1.6 million to $18.8 million. Excluding the prior year quarter’s impact of the 53rd week, operating margin increased $0.2 million. This increase was driven primarily by an increase of $1.2 million in royalties and $0.4 million of occupancy margin from the additional 85 equivalent units. These increases were offset by negative same-store sales. Franchise operating margin (as a percentage of franchise and license revenue) was 64.6%, a decrease of 3.7 percentage points compared with the same quarter last year.  The franchise margin decrease was primarily due to the increasing contribution of lower-margin occupancy revenue as leased company restaurant units are in turn subleased to franchisees through FGI.

General and administrative expenses decreased $1.7 million, or 11.5%, from the same period last year. This decrease resulted from Denny’s continued migration towards a more franchised based company, a $1.3 million reduction in incentive compensation and a $0.8 million benefit from lower stock based compensation. This decrease was partially offset by a $1.1 million increase in deferred compensation costs.

Depreciation and amortization expense declined by $1.9 million compared with the prior year quarter primarily as a result of the sale of restaurants and real estate over the past year.  Operating gains, losses and other charges, net, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, increased $12.0 million in the quarter. This increase was primarily the result of an $11.8 million increase in gains on sales of company restaurants and real estate.

Operating income for the fourth quarter increased $14.0 million from the prior year period to $24.4 million.  Excluding gains, losses, and other charges in both periods, operating income increased $2.0 million, despite a $44.3 million decrease in total operating revenue primarily attributable to the sale of company restaurants.

Interest expense decreased $0.9 million, or 10.0%, to $7.8 million as a result of a $49.0 million reduction in debt from the prior year period. Other nonoperating income increased $6.3 million in the fourth quarter primarily due to the charges taken in the previous year for losses related to our interest rate swap and natural gas hedge.

Denny’s reported net income of $17.9 million for the fourth quarter, or $0.18 per diluted common share, compared with prior year period net loss of $3.5 million, or a loss of $0.04 per diluted common share.  Adjusted income before taxes, Denny’s metric for earnings guidance, increased $2.0 million, or 29%, in the fourth quarter to $9.1 million. This increase in adjusted income before taxes occurred despite the estimated $3.1 million benefit in the same period last year from the impact of the 53rd week. This measure, which is used as an internal profitability metric, excludes restructuring charges, exit costs, impairment charges, asset sale gains and losses, share-based compensation, other nonoperating expenses and income taxes.

Adjustment to Prior Year Financial Statements

During 2009, we recorded adjustments to correct an error that impacted income tax expense, net income and goodwill for the years ending December 27, 2006, December 26, 2007 and December 31, 2008.  The adjustments had no impact on previously reported income before taxes or cash flows.  For the year ended December 31, 2008, the adjustment resulted in an increase in previously reported income tax expense and a decrease in previously reported net income of approximately $1.9 million, or $0.02 per share.  Goodwill, total assets, total shareholders’ deficit and total liabilities and shareholders’ deficit were decreased by approximately $5.4 million. The accompanying financial information includes these adjustments.

Franchise Growth Initiative (FGI)

Denny’s continued its strategic initiative to increase franchise restaurant development through the sale of certain company restaurants.  During the fourth quarter, the company sold twenty-two restaurants to six franchisee operators under FGI bringing the number sold in 2009 to 81. Since the program began in early 2007, the company sold a total of 290 restaurants or 56% of the pre-FGI company restaurants. Additionally, since the first quarter of 2007, Denny’s has signed development agreements, including those through FGI, for 185 new restaurants, 58 which have opened, yielding a current development pipeline of 127 new restaurants.

Denny’s ended the fourth quarter of 2009 with a system mix of 85% franchised and licensed restaurants and 15% company restaurants compared with 66% franchised and licensed restaurants and 34% company restaurants before the FGI program. Denny’s targeted portfolio mix is 90% franchise and 10% company units.

In 2009, the sale of company restaurant operations and other real estate assets generated net sales proceeds of $44.3 million, of which $40.7 million was received in cash and $3.7 million was received in notes receivable.  The majority of cash proceeds were used to reduce Denny’s credit facility term loan by $46.7 million during 2009.

Business Outlook

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, stated, “Visibility into 2010 continues to be muted for both the industry and Denny’s. So while we are encouraged by a stronger sales driving plan for 2010 we remain cautious until we deliver improved sales trends on a sustained basis. Our ongoing transition to a cash flow generating and franchise-focused business model has been driving margin and earnings growth but the impact of further sales declines could lessen these benefits in the near term. We will continue to manage our expenses and capital spending to protect liquidity, reduce our debt and further strengthen our balance sheet.”

              2010 Guidance Assumptions:

•	Top line sales reflect a sequential improvement to our recent trends

•	The continued expansion of unit development and system growth primarily through our franchisees

•	The ongoing focus on the generation of cash with the objective of paying down debt and strengthening the balance sheet

The following financial guidance for full-year 2010 is based on 2009 results and management’s expectations at this time.

•	Company same-store sales of (4.0%) to (2.0%)
•	Franchise same-store sales of (5.0%) to (3.0%)
•	6 new company restaurant openings
•	35 new franchise restaurant openings
•	Adjusted EBITDA* between $71 million and $75 million
•	Adjusted income before taxes* between $23 million to $28 million
•	Cash interest expense of $24 million
•	Cash capital expenditures of $17 million

Notes:
•	Four of the company restaurant openings are in partnership with Flying J Travel Centers. These are conversion sites with estimated capital expenditure of approximately $525,000 per site.

* Please refer to the historical reconciliation of net income to adjusted income before taxes and adjusted EBITDA included in the tables below.

Further Information

Denny’s will provide further commentary on the results for the fourth quarter of 2009 and its outlook for 2010 on its quarterly investor conference call today, Wednesday, February 17th, 2010 at 5:00 p.m. ET.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at ir.dennys.com ..  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny’s is one of America’s largest full-service family restaurant chains, consisting of 1,318 franchised and licensed units and 233 company-owned units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (and in the Company’s subsequent quarterly reports on Form 10-Q).

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	12/30/09	12/31/08

Revenue:
Company restaurant sales	$111,293	$154,830
Franchise and license revenue	29,173	29,898
Total operating revenue	140,466	184,728
Costs of company restaurant sales	93,123	136,629
Costs of franchise and license revenue	10,331	9,485
General and administrative expenses	13,215	14,924
Depreciation and amortization	7,751	9,656
Operating gains, losses and other charges, net	(8,382)	3,596
Total operating costs and expenses	116,038	174,290
Operating income	24,428	10,438
Other expenses:
Interest expense, net	7,753	8,612
Other nonoperating expense (income), net	(1,531)	4,754
Total other expenses, net	6,222	13,366
Income before income taxes	18,206	(2,928)
Provision for income taxes	328	552
Net income	$17,878	$(3,480)

Net income per share:
Basic	$0.19	$(0.04)
Diluted	$0.18	$(0.04)

Weighted average shares outstanding:
Basic	96,607	95,708
Diluted	99,339	95,708

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Year	Year
	Ended	Ended
(In thousands, except per share amounts)	12/30/09	12/31/08

Revenue:
Company restaurant sales	$488,948	$648,264
Franchise and license revenue	119,155	112,007
Total operating revenue	608,103	760,271
Costs of company restaurant sales	417,906	570,075
Costs of franchise and license revenue	42,626	34,933
General and administrative expenses	57,282	60,970
Depreciation and amortization	32,343	39,766
Operating gains, losses and other charges, net	(14,483)	(6,384)
Total operating costs and expenses	535,674	699,360
Operating income	72,429	60,911
Other expenses:
Interest expense, net	32,600	35,457
Other nonoperating expense (income), net	(3,125)	9,190
Total other expenses, net	29,475	44,647
Income before income taxes	42,954	16,264
Provision for income taxes	1,400	3,522
Net income	$41,554	$12,742

Net income per share:
Basic	$0.43	$0.13
Diluted	$0.42	$0.13

Weighted average shares outstanding:
Basic	96,318	95,230
Diluted	98,499	98,842

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	12/30/09	12/31/08

ASSETS
Current Assets
Cash and cash equivalents	$26,525	$21,042
Receivables, net	18,106	15,146
Assets held for sale	-	2,285
Other	13,714	14,986
	58,345	53,459

Property, net	131,484	159,978
Goodwill	32,440	34,609
Intangible assets, net	55,110	58,832
Other assets	35,248	34,920
Total Assets	$312,627	$341,798

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$900	$1,403
Current maturities of capital lease obligations	3,725	3,535
Accounts payable	22,842	25,255
Other current liabilities	64,641	76,924
	92,108	107,117
Long-Term Liabilities
Notes and debentures, less current maturities	254,357	300,617
Capital lease obligations, less current maturities	19,684	22,084
Other	73,976	91,414
	348,017	414,115
Total Liabilities	440,125	521,232
Total Shareholders' Deficit	(127,498)	(179,434)
Total Liabilities and Shareholders' Deficit	$312,627	$341,798

Debt Balances

(In thousands)	12/30/09	12/31/08

Credit facility revolver loans due 2011	$-	$-
Credit facility term loans due 2012	80,000	126,652
Capital leases and other debt	23,666	25,987
Senior notes due 2012	175,000	175,000
Total Debt	$278,666	$327,639

DENNY’S CORPORATION
Income, EBITDA and G&A Reconciliations
(Unaudited)

	Quarter	Quarter	Year	Year
Income and EBITDA Reconciliation	Ended	Ended	Ended	Ended
(In millions)	12/30/09	12/31/08	12/30/09	12/31/08

Net income	$17.9	$(3.5)	$41.6	$12.7

Provision for income taxes	0.3	0.6	1.4	3.5
Operating gains, losses and other charges, net	(8.4)	3.6	(14.5)	(6.4)
Other nonoperating (income) expense, net	(1.5)	4.8	(3.1)	9.2
Share-based compensation	0.8	1.6	4.7	4.1

Adjusted income before taxes (1)	$9.1	$7.0	$30.0	$23.2

Interest expense, net	7.8	8.6	32.6	35.5
Depreciation and amortization	7.8	9.7	32.3	39.8
Cash payments for restructuring charges and exit costs	(2.9)	(1.7)	(7.5)	(9.1)
Cash payments for share-based compensation	-	-	(2.2)	(0.9)

Adjusted EBITDA (1)	$21.6	$23.6	$85.2	$88.4

	Quarter	Quarter	Year	Year
General and Administrative Expenses Reconciliation	Ended	Ended	Ended	Ended
(In millions)	12/30/09	12/31/08	12/30/09	12/31/08

Share-based compensation	$0.8	$1.6	$4.7	$4.1
Other general and administrative expenses	12.4	13.3	52.6	56.9
Total general and administrative expenses	$13.2	$14.9	$57.3	$61.0

(1)
We believe that, in addition to other financial measures, Adjusted Income Before Taxes and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis.  We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios.  However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter		Quarter
	Ended		Ended
(In millions)	12/30/09		12/31/08

Company restaurant operations: (2)
Company restaurant sales	111.3	100.0%	154.8	100.0%
Costs of company restaurant sales:
Product costs	26.3	23.7%	37.8	24.4%
Payroll and benefits	43.0	38.6%	63.6	41.1%
Occupancy	7.0	6.3%	10.4	6.7%
Other operating costs:
Utilities	4.8	4.3%	7.7	5.0%
Repairs and maintenance	2.3	2.1%	3.6	2.3%
Marketing	6.0	5.4%	6.3	4.1%
Legal settlements	0.0	0.0%	0.7	0.5%
Other	3.6	3.3%	6.5	4.2%
Total costs of company restaurant sales	$93.1	83.7%	$136.6	88.2%
Company restaurant operating margin (3)	$18.2	16.3%	$18.2	11.8%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$17.1	58.5%	$18.3	61.2%
Initial and other fee revenue	1.3	4.5%	1.3	4.4%
Occupancy revenue	10.8	37.0%	10.3	34.4%
Total franchise and license revenue	$29.2	100.0%	$29.9	100.0%

Costs of franchise and license revenue
Direct franchise costs	$1.9	6.6%	$1.8	6.0%
Occupancy costs	8.4	28.9%	7.7	25.7%
Total costs of franchise and license revenue	$10.3	35.4%	$9.5	31.7%
Franchise operating margin (3)	$18.8	64.6%	$20.4	68.3%

Total operating revenue (1)	$140.5	100.0%	$184.7	100.0%
Total costs of operating revenue (1)	103.5	73.7%	146.1	79.1%
Total operating margin (1)(3)	$37.0	26.3%	$38.6	20.9%

Other operating expenses: (1)(3)
General and administrative expenses	13.2	9.4%	14.9	8.1%
Depreciation and amortization	7.8	5.5%	9.7	5.2%
Operating gains, losses and other charges, net	(8.4)	(6.0%)	3.6	1.9%
Total other operating expenses	$12.6	9.0%	$28.2	15.3%

Operating income (1)	$24.4	17.4%	$10.4	5.7%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Year		Year
	Ended		Ended
(In millions)	12/30/09		12/31/08

Company restaurant operations: (2)
Company restaurant sales	489.0	100.0%	648.3	100.0%
Costs of company restaurant sales:
Product costs	114.9	23.5%	157.5	24.3%
Payroll and benefits	197.6	40.4%	271.9	41.9%
Occupancy	31.9	6.5%	40.4	6.2%
Other operating costs:
Utilities	23.1	4.7%	33.2	5.1%
Repairs and maintenance	9.9	2.0%	14.6	2.3%
Marketing	20.1	4.1%	23.2	3.6%
Legal settlements	0.4	0.1%	2.3	0.4%
Other	20.0	4.1%	26.9	4.2%
Total costs of company restaurant sales	$417.9	85.5%	$570.1	87.9%
Company restaurant operating margin (3)	$71.0	14.5%	$78.2	12.1%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$70.7	59.4%	$70.1	62.6%
Initial and other fee revenue	4.9	4.1%	4.9	4.4%
Occupancy revenue	43.5	36.5%	37.0	33.0%
Total franchise and license revenue	$119.2	100.0%	$112.0	100.0%

Costs of franchise and license revenue
Direct franchise costs	$9.0	7.5%	$6.5	5.8%
Occupancy costs	33.7	28.3%	28.5	25.4%
Total costs of franchise and license revenue	$42.6	35.8%	$34.9	31.2%
Franchise operating margin (3)	$76.5	64.2%	$77.1	68.8%

Total operating revenue (1)	$608.1	100.0%	$760.3	100.0%
Total costs of operating revenue (1)	460.5	75.7%	605.0	79.6%
Total operating margin (1)(3)	$147.6	24.3%	$155.3	20.4%

Other operating expenses: (1)(3)
General and administrative expenses	57.3	9.4%	61.0	8.0%
Depreciation and amortization	32.3	5.3%	39.8	5.2%
Operating gains, losses and other charges, net	(14.5)	(2.4%)	(6.4)	(0.8%)
Total other operating expenses	$75.1	12.4%	$94.4	12.4%

Operating income (1)	$72.4	11.9%	$60.9	8.0%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter	Year	Year
Same-Store Sales	Ended	Ended	Ended	Ended
(increase/(decrease) vs. prior year)	12/30/09	12/31/08	12/30/09	12/31/08

Same-Store Sales
Company Restaurants	(6.1%)	(3.2%)	(3.7%)	(1.4%)
Franchised Restaurants	(7.2%)	(7.2%)	(5.2%)	(4.6%)
System-wide Restaurants	(7.0%)	(6.1%)	(4.8%)	(3.7%)

Company Restaurant Sales Detail
Guest Check Average	0.6%	4.6%	1.0%	5.9%
Guest Counts	(6.7%)	(7.5%)	(4.6%)	(6.9%)

	Quarter	Quarter	Year	Year
Average Unit Sales	Ended	Ended	Ended	Ended
($ in thousands)	12/30/09	12/31/08	12/30/09	12/31/08

Company Restaurants	$445.4	$478.6	$1,810.1	$1,813.3

Franchised Restaurants	$329.2	$378.4	$1,396.4	$1,490.1

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 9/30/09	256	1,289	1,545

Units Opened	0	10	10
Units Refranchised	(22)	22	0
Units Closed	(1)	(3)	(4)
Net Change	(23)	29	6

Ending Units 12/30/09	233	1,318	1,551

Equivalent Units
Fourth Quarter 2009	250	1,298	1,548
Fourth Quarter 2008	323	1,213	1,536
	(73)	85	12

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 12/31/08	315	1,226	1,541

Units Opened	1	39	40
Units Refranchised	(81)	81	0
Units Closed	(2)	(28)	(30)
Net Change	(82)	92	10

Ending Units 12/30/09	233	1,318	1,551

Equivalent Units
Year-to-Date 2009	270	1,274	1,544
Year-to-Date 2008	357	1,186	1,543
	(87)	88	1